nanomix

February 28, 2022

Vidur Sahney
San Francisco, CA

Dear Vidur,

We are very excited to have you join Nanomix as our Chief Operating Officer. As we have discussed, this offer is subject to the successful completion of the financing currently in process. This transaction is not complete and final completion is subject to a number or risks. However, we expect it to be concluded successfully in the very near future. Upon conclusion of the financing, we will formalize your position of COO with the expectation that your employment will commence on March 15, 2022.

As Nanomix Chief Operating Officer, you will report to the CEO and be responsible for Nanomix Operations and Quality organizations. Your compensation will include an annual salary of $325,000 paid semi-monthly, an annual bonus target of 30% of salary based on agreed objectives (pro-rated for any partial year of service), and equity compensation including (for clarity the shares noted in this letter are post reverse split currently in process):

- Stock Option grant for 500,000 shares of Nanomix Common Stock, exercisable at Fair Market Value as of the date of grant with 4-year vesting as follows:
    - 25% of shares vesting upon the first anniversary of your date of hire; and
    - 1/48 monthly vesting thereafter for the remainder of the 4-year term
- Restricted Stock Unit grant of 150,000 shares. RSUs are zero cost stock grants with vesting as follows:
    - 1/3 vesting on completion of your first 6 months of employment;
    - 1/3 on first hiring anniversary date; and
    - 1/3 on second hiring anniversary date

The structure of variable compensation and the specifics of equity compensation have been reviewed with the Board of Directors and formal approval of the Board of Directors will be confirmed post your hiring date.

On the first day of the month after your hiring, you will be eligible to participate in a comprehensive benefits package, which includes medical, dental, life and vision insurance, 401(K), 18 days of vacation, 6 sick days, and holidays. Details about these benefit plans will be made available for your review. The Company may modify compensation and benefits from time to time as it deems necessary.

nanomix

In addition to our normal benefits package, upon a Change of Control (detail to be defined), you will receive 100% vesting of any unvested Stock Options and RSUs as well as a 12-month severance (salary and pro-rated bonus) for termination without cause.

Employment pursuant to our offer is contingent on your providing the Company with the legally-required proof of your identity and authorization to work in the United States and the completion of a satisfactory Background Check and Reference Check. As a Company employee, you will be expected to abide by Company rules and regulations and sign and comply with the enclosed Proprietary Information and Inventions Agreement which, among other things, prohibits the unauthorized use or disclosure of the Company's proprietary information.

We hope that your employment with the Company will be satisfying and successful. In order to assure the efficient resolution of any employment-related disputes that may arise between us, we (both you and the Company) agree that any employment-related disputes between us that we are unable to resolve through direct discussion or mediation will be handled through arbitration administered by the American Arbitration Association, pursuant to the Company's Dispute Resolution Program. This agreement to arbitrate is a waiver of the right to file a lawsuit in court and/or the right to have a jury trial.

I look forward to your joining out team and know that you will make a big difference in our future!

Sincerely,

David Ludvigson
CEO

Acceptance:

I have read and accept this employment offer.

____
Vidur Sahney

28 Feb 2022
Date